GPS Funds II
Investment Advisor
AssetMark, Inc.

RULE 12d1-4 FUND OF FUNDS INVESTMENT AGREEMENT

THIS AGREEMENT, dated as of February 4, 2026, between GPS Funds II (an “Acquiring Trust”) on behalf of itself and its separate series listed on Schedule A, as amended from time to time, severally and not jointly (each an “Acquiring Fund”) and DoubleLine Funds Trust on behalf of itself and its separate series listed on Schedule A, as amended from time to time, severally and not jointly (each, an “Acquired Fund” and together with the AcquiringFund[s], the “Funds”), listed on Schedule A.
WHEREAS, each Fund is registered with the U.S. Securities and Exchange Commission (“SEC”) as an investment company under the Investment Company Act of 1940, asamended, (the “1940 Act”);
WHEREAS, Section 12(d)(1)(A) of the 1940 Act limits the extent to which a registered investment company may invest in shares of other registered investment companies, Section 12(d)(1)(B) limits the extent to which a registered investment company, its principal underwriter (“Distributor”) or registered brokers or dealers (“Brokers”) may knowingly sell shares of such registered investment company to other investment companies, and Section 12(d)(1)(C) limits the extent to which an investment company may invest in the shares of a registered closed-end investment company;
WHEREAS, Rule 12d1-4 under the 1940 Act (the “Rule”) permits (i) registered investment companies, such as the Acquiring Funds, to invest in shares of other registered investment companies, such as the Acquired Funds, in excess of the limits of Section 12(d)(1)(A) and Section 12(d)(1)(C) of the 1940 Act, and (ii) registered investment companies, such as the Acquired Funds, as well as the Distributor and Brokers, knowingly to sell shares of the Acquired Funds to the Acquiring Funds in excess of the limits of Section 12(d)(1)(B) of the 1940 Act, subject to compliance with the conditions of the Rule;
WHEREAS, an Acquiring Fund may, from time to time, invest in shares of one or more Acquired Funds in excess of the limitations of Section 12(d)(1)(A) and Section 12(d)(1)(C), as applicable, in reliance on the Rule; and
WHEREAS, an Acquired Fund, Distributor, or Broker, from time to time, may knowingly sell Shares of one or more Acquired Funds to an Acquiring Fund in excess of the limitations of Section 12(d)(1)(B) in reliance on the Rule.

NOW THEREFORE, in accordance with the Rule, the Acquiring Fund[s] and the Acquired Fund[s] desire to set forth the following terms pursuant to which the Acquiring Fund[s] may invest in the Acquired Fund[s] in reliance on the Rule and the Acquired Funds, Distributor, or Broker may sell shares of the Acquired Funds to the Acquiring Funds in reliance on the Rule.

1.Terms of Investment
(a)In order to help reasonably address the risk of undue influence on an Acquired Fund that operates as a mutual fund (“Acquired Mutual Fund”) by an Acquiring Fund, and to assist the Acquired Mutual Fund’s investment adviser with making the required findings under the Rule, each Acquiring Fund and each Acquired Mutual Fund agree as follows:

(i)In-kind redemptions. The Acquiring Fund acknowledges and agrees that, if and to the extent consistent with the Acquired Mutual Fund’s then-current registration statement, as amended and/or supplemented from time to time, the Acquired Mutual Fund may honor any redemption request partially or wholly in-kind in the sole discretion of the Acquired Mutual Fund, even where such Acquired Mutual Fund does not ordinarily satisfy redemption requests in-kind.

(ii)Timing/advance notice of redemptions. The Acquiring Fund will use reasonable efforts to spread large redemption requests (greater than 3% of the Acquired Mutual Fund’s total outstanding shares) over multiple days or to provide advance notification of redemption requests to the Acquired Mutual Fund(s) whenever practicable and consistent with the Acquiring Fund’s best interests. The Acquired Mutual Fund acknowledges and agrees that any advance notification of intention to redeem provided pursuant to the foregoing is not a commitment to redeem and constitutes an estimate that may differ materially from the amount, timing and manner in which a redemption request is submitted, if any.

(iii)Scale of investment. Upon a reasonable request by an Acquired Mutual Fund, the Acquiring Fund will provide summary information regarding the anticipated timeline of its investment in the Acquired Mutual Fund and the scale of its contemplatedinvestments in the Acquired Mutual Fund.

(b)With respect to investments in Acquired Funds that operate as exchange-traded funds (“Acquired ETFs”), the Funds note that each Acquired ETF is designed to accommodate large investments and redemptions, whether from Acquiring Funds or other investors. Creation and redemption orders for shares of the Acquired ETFs can only be submitted by Brokers or other participants of a registered clearing agency (collectively, “Authorized Participants”) that have entered into an agreement (“Authorized Participant Agreement”) with the Acquired ETFs’ distributor to transact in shares of the Acquired ETFs. The Acquired ETFs also have policies and procedures (the “Basket Policies”) that govern creations and redemptions of the Acquired ETFs’ shares. Any creation or redemption order submitted by an Acquiring Fund through an Authorized Participant will be satisfied pursuant to the Basket Policies and the relevant Authorized Participant Agreement. The Basket Policies include provisions that govern in-kind creations and redemptions, as well as cash transactions. In any event, the Funds generally expect that the Acquiring Funds will transact in shares in the Acquired ETFs on the secondary market rather than through direct creation and redemption transactions with the Acquired ETF.

Only upon the request of the relevant Acquired ETF, the Acquiring Fund will use reasonable efforts to spread large orders (greater than 3% of the relevant Acquired ETF’s total outstanding shares) given to an Authorized Participant (as defined under Rule 6c-11 under the 1940 Act) that reasonably are expected to result in that Authorized Participant redeeming shares from the Acquired ETF equally over multiple days or to provide advance notification of such orders to the Acquired ETF whenever practicable and consistent with an Acquiring Fund’s best interests. The
Acquired ETF acknowledges and agrees that any notification provided pursuant to the foregoing is not a commitment to sell the Acquired ETF shares and constitutes an estimate that may differ materially from the amount, timing and manner in which a redemption request is submitted, if any. For the avoidance of doubt, the Acquiring Fund and Acquired ETF each acknowledge and agree that this voluntary notification provision does not apply to trades placed by the Acquiring Fund in secondary markets.

(c)In order to assist the Acquiring Fund’s investment adviser with evaluating the complexity of the structure and fees and expenses associated with an investment in an Acquired Fund, each Acquired Fund shall provide each Acquiring Fund with information on the fees and expenses of the Acquired Fund reasonably requested by the Acquiring Fund with reference to the Rule.

2.Representations of the Acquired Funds.

(a)In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A) or Section 12(d)(1)(C) or knowing sale of shares by an Acquired Fund, Distributor, or Broker to an Acquiring Fund in excess of the limitations in Section 12(d)(1)(B), the Acquired Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its Staff from time to time, applicable to Acquired Funds;
(ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquiring Fund if such Acquired Fund fails to comply with the Rule with respect to an investment by the Acquiring Fund, as interpreted or modified by the SEC or its Staff from time to time, or this Agreement.

(b)Each Acquired Fund represents that, during the period of time when it is relying on Rule 12d1-4 as an “acquired fund,” it will not purchase or otherwise acquire during the term of this Agreement, the securities of an investment company or private fund as defined in the Rule (a “Private Fund”) where immediately after such purchase or acquisition, the securities of investment companies and Private Funds owned by the Acquired Fund have an aggregate value in excess of 10% of the value of the total assets of the Acquired Fund except as otherwise permitted by the Rule and guidance issued thereunder by the SEC or its Staff.
3.Representations of the Acquiring Funds.

(a)In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A) or Section 12(d)(1)(C) or knowing sale of Shares by an Acquired Fund, Distributor, or Broker to an Acquiring Fund in excess of the limitations in

Section 12(d)(1)(B), the Acquiring Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its Staff from time to time, applicable to Acquiring Funds;
(ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquired Fund if such Acquiring Fund fails to comply with the Rule with respect to its investment in such Acquired Fund, as interpreted or modified by the SEC or its Staff from time to time, or this Agreement.

(b)Each Acquiring Fund shall notify an Acquired Fund as soon as practicable of any purchase order for shares of an Acquiring Fund that:

(i)causes such Acquiring Fund to hold 3% or more of such Acquired Fund’s total outstanding voting securities;

(ii)causes such Acquiring Fund to hold 10% or more of any Acquired Fund’s total outstanding voting securities if such Acquired Fund is a closed-end investment company; and

(iii)causes such Acquiring Fund to hold 25% or more of such Acquired Fund’s total outstanding voting securities if such Acquired Fund is an open-end investment company.

(c)The requirements set forth in Sections 3(b)(i), 3(b)(ii), and 3(b)(iii) shall not apply where the Acquiring Fund is in the same “group of investment companies” (as defined under the Rule) as an Acquired Fund or the Acquiring Fund’s investment sub-adviser or any person controlling, controlled by, or under common control with such investment sub-adviser acts as an Acquired Fund’s investment adviser or depositor.

(d)An Acquiring Fund shall provide an Acquired Fund with information regarding the amount of such Acquiring Fund’s investments in the Acquired Fund, and information regarding affiliates of the Acquiring Fund, upon the Acquired Fund’s reasonable request.

4.Notices.

All notices, including all information that either party is required to provide under the terms of this Agreement and the Rule, shall be in writing and shall be delivered by registered orovernight mail, facsimile, or electronic mail to the address for each party specified below. Either party may notify the other in writing of any changes to these address and other contact information below.

If to the Acquiring Trust/Fund:    If to the Acquired Fund:

Fund Compliance Team    DoubleLine Strategic Commodity Fund
c/o AssetMark, Inc.    c/o DoubleLine
1655 Grant Street, 10th Floor    Attn: Legal Department
2002 North Tampa St. Suite 200

Concord, CA 94520    Tampa, FL 33602

FundCompliance@AssetMark.com    Email: Legal@doubleline.com

With a copy to: Fabio Battaglia Stradley Ronon Stevens & Young, LLP 2005 Market Street
Philadelphia, PA 19105-7028
Telephone: (215)564-8077 Email: fbattaglia@stradley.com
5.Term and Termination; Assignment; Amendment; Governing Law
(a)This Agreement shall become effective as of the date first set forth above and be effective for the duration of the Acquired Funds’ and the Acquiring Funds’ reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time. While the terms of the Agreement shall only be applicable to investments in Fundsmade in reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time, the Agreement shall continue in effect until terminated pursuant to Section 5(b).

(b)This Agreement shall continue until terminated in writing by either party upon 60 days’ notice to the other party. Upon termination of this Agreement, the Acquiring Fund may not purchase additional shares of the Acquired Fund beyond the Section 12(d)(1)(A) or Section 12(d)(1)(C) limits in reliance on the Rule.

(c)This Agreement may not be assigned by either party without the prior written consentof the other, except in the case of a Reorganization (as defined below) of a Fund (a “Reorganizing Fund”); provided that such Reorganizing Fund provides the other party to this Agreement at least sixty (60) days’ written notice prior to the effective date of such Reorganization. The term “Reorganization” shall refer to a merger, consolidation, or purchase or sale of substantially all of the assets between a Fund and another registered investment company or series thereof. In the event either party assigns this Agreement to a third party as provided in this Section, such permitted third party shall be bound by the terms and conditions of this Agreement applicable to the assigning party.

(d)This Agreement may be amended, including the addition of Acquiring Funds and Acquired Funds to Schedule A, only by a writing that is signed by each affected party.

(e)In any action involving the Acquiring Funds under this Agreement, each Acquired Fund agrees to look solely to the individual Acquiring Fund(s) that [is/are] involved in the matter in controversy and not to any other series of the Acquiring Funds.

(f)In any action involving the Acquired Funds under this Agreement, each Acquiring Fund agrees to look solely to the individual Acquired Fund(s) that [is/are] involved in the matter in controversy and not to any other series of the Acquired Funds.

(g)In the case of each fund that is a Massachusetts business trust (or a series thereof), a copy of the Declaration of Trust of the fund is on file with the Secretary of The Commonwealth of Massachusetts. For the avoidance of doubt, no director, trustee, officer, employee, agent, employee or shareholder of any such fund (or any other such fund party hereto) shall have any personal liability under this Agreement, and this Agreement is binding only upon the assets and property of the applicable series of each such fund.

(h)This Agreement will be governed by the laws of the State of Delaware without regard to its choice of law principles.
6.Additional Provisions

(a)In no event and under no circumstances will any party to this Agreement be liable to any person, including without limitation any other party to this Agreement or any third-party beneficiary, for any special, indirect or consequential loss or damages resulting from any act or failure to act in accordance with the provision of this Agreement, even if such party had been advised of the possibility of such loss or damages.

(b)The parties acknowledge and agree that notwithstanding anything contained in this Agreement to the contrary, each investment adviser, including any sub-adviser, of any Acquiring Fund and of any Acquired Fund is and shall be an intended third-party beneficiary of this Agreement.

(c)Counterparts. This Agreement may be executed in two or more counterparts, each of which is deemed an original but all of which together constitute one and the same instrument. An electronic copy of a signature received in Portable Document Format (“PDF”) shall be deemed to be of the same force and effect as a manual signature on a manually executed document.

(d)Severability. If any provision of this Agreement is determined to be invalid, illegal, in conflict with any law or otherwise unenforceable, the remaining provisions hereof will be considered severable and will not be affected thereby, and every remaining provision hereof will remain in full force and effect and will remain enforceable to the fullest extent permitted by applicable law.

(e)Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior written or oral and all contemporaneous oral agreements, understandings and negotiations.

*    *    *    *    *

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

DoubleLine Funds Trust, on behalf of itself and each of the Acquired Funds listed in Schedule A

Henry V. Chase	/s/ Henry V. Chase
Name of Authorized Signer	Signature
Title: Treasurer and Principal Financial and Accounting Officer

GPS Funds II, on behalf of itself and each of the Acquiring Funds listed in Schedule A

Patrick Young	/s/ Patrick Young
Name of Authorized Signer	Signature
Title: Treasurer

SCHEDULE A
List of Funds to Which the Agreement Applies

For purposes of this Agreement and Schedule A (which schedule may be amended from time to time), the terms “Acquiring Fund” and “Acquired Fund” shall mean any Fund listed here (i.e., the “Acquiring Fund”) investing in any other Fund listed here that has a different primary investment adviser (i.e., the “Acquired Fund”).

Acquiring Funds	Acquired Funds
GuidePath® Growth Allocation Fund
DoubleLine Strategic Commodity Fund
GuidePath® Conservative Allocation Fund
GuidePath® Tactical Allocation Fund
GuidePath® Absolute Return Allocation Fund
GuidePath® Multi-Asset Income Allocation Fund
GuidePath® Flexible Income Allocation Fund
GuidePath® Conservative Income Fund
GuidePath® Income Fund
GuidePath® Growth and Income Income Fund